CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
MOLINA HEALTHCARE, INC.

Molina Healthcare, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
1.  The Corporation hereby amends and restates Article IV, Section A of its Certificate of Incorporation (the “Certificate of Incorporation”) to read in its entirety as follows:
“A. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 170,000,000, consisting of (a) 150,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and (b) 20,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).”
2. The foregoing amendment of the Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.
3.  The foregoing amendment of the Certificate of Incorporation has been duly approved by the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
4.  The foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
*****
IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chief Executive Officer on this 2nd day of May, 2013.

Molina Healthcare, Inc.

/s/ Joseph M. Molina, M.D.
Joseph M. Molina, M.D.
Chief Executive Officer

{00045967;1}